Exhibit (l)

CORTINA FUNDS, INC.

SUBSCRIPTION AGREEMENT

To the Board of Directors of Cortina Funds, Inc.:

The undersigned purchaser (the “Purchaser”) hereby subscribes to the number of shares of beneficial interest (the “Shares”) of Cortina Funds, Inc. (the “Corporation”) as follows:

Fund Series	Number of Shares	Aggregate Purchase Price

Cortina Small Cap Growth Fund	100,000	$1,000,000

Cortina Small Cap Value Fund	100,000	$1,000,000

		$2,000,000

It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Corporation’s transfer agent.  Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

Dated and effective as of the 8th day of August, 2011.

PURCHASER

ROTH CAPITAL PARTNERS

/s/ Gordon Roth

By:  Gordon Roth

Title:  CFO

ACCEPTANCE

The foregoing subscription is hereby accepted.

Dated and effective as of the 8th day of August, 2011.

CORTINA FUNDS, INC.

By:

/s/ Ryan T. Davies

Ryan T. Davies

Chairman and President

Attest:

/s/ Lori K. Hoch

Lori K. Hoch

Secretary

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